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                                                                   EXHIBIT 99.1
NEWSRELEASE

FOR IMMEDIATE RELEASE
---------------------

Contact:
Keith Yoder
Executive Vice President
Chief Financial Officer
CompDent Corporation
(770) 998-8936

          CompDent Corporation Announces Amendment to Merger Agreement

Atlanta, GA - January 19, 1999 - CompDent Corporation ("CompDent")(Nasdaq:CPDN), a leader in providing total dental benefits, today announces the signing of an Amendment to the Agreement and Plan of Merger, dated as of July 28, 1998, between CompDent and TAGTCR Acquisition, Inc. (the "Acquiror"). The Acquiror is a newly formed company which was organized at the direction of Golder, Thoma, Cressey, Rauner, Inc., TA Associates, Inc. and NMS Capital, L.P. (the "Equity Investors"). As previously announced, CompDent has been informed by the Acquiror that it is unlikely that the Acquiror will be able to obtain financing for the merger transaction at the transaction price of $18.00 per share. As a result, and following a review and analysis of relevant factors, the Special Committee of the Board of Directors has negotiated with the Acquiror an Amendment to the Merger Agreement which will, among other things, reduce the cash purchase price to be paid to CompDent's stockholders pursuant to the merger by $3.00 per share from $18.00 per share to $15.00 per share and modify provisions of the Merger Agreement relating to solicitation of other offers and termination fees.

Specifically, the Amendment eliminates the "no solicitation" covenant in the Merger Agreement, thus permitting CompDent to solicit, respond to and otherwise engage in negotiations concerning alternative proposals to engage in business combinations (each, an "Acquisition Proposal"). In this regard, the Special Committee of the Board of Directors continues to recommend and support the TAGTCR transaction but expects that it will review any alternative proposals that may arise, although no assurance can be given that any such proposals will be forthcoming. The Amendment also reduces the termination fee which CompDent is obligated to pay the Acquiror in the event it enters into a transaction resulting from an Acquisition Proposal to the amount of the Acquiror's out-of-pocket fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement up to a cap of $1.5 million. The Robinson-Humphrey Company, LLC, financial advisor to the Special Committee, has advised that the merger consideration, as amended, is fair from a financial point of view to the Company's stockholders. Prior to the signing of the Amendment, the Equity Investors received revised commitment letters from NationsBank, N.A. and NationsBridge, L.L.C. (collectively, "NationsBank") pursuant to which NationsBank agreed, subject to customary terms and conditions, to provide a portion of the financing for the proposed transaction, as amended, in the form of certain credit facilities. As a result of the Amendment to the Merger Agreement, the total indebtedness now required to finance the merger will be approximately $126.9 million; the financial commitments of the Equity Investors would remain unchanged at $87.7 million. Completion of the proposed transaction with the Acquiror remains subject to availability of financing. However, the Acquiror has agreed that if it is unable to close the merger due to the failure to receive financing, the Acquiror will reimburse CompDent for its out-of-pocket fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement up to a cap of $1.0 million. CompDent currently expects to consummate the transaction in the second quarter, with closing remaining subject to a number of conditions, including shareholder and regulatory approval.

CompDent Corporation, headquartered in Atlanta, is a fully integrated dental management company. The Company offers a full line of dental care plan services, including network-based dental care plans, referral fee-for-service products, and third-party administrative services. CompDent Corporation currently provides dental coverage for 2.1 million members in 23 states. The Company's managed dental care plans are sold through a network of independent agents and an employee sales force that assists independent agents. The company also owns DHMI, which provides management and administrative services to dental practices. DHMI manages or operates 57 dental practices in 8 states.

This press release contains forward-looking information regarding the Company. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain risk and uncertainties, including uncertainty associated with the closing on the TAGTCR transaction, the possibility of receiving alternative proposals, the Company's ability to execute its strategy may significantly impact forward-looking statements. Other risk factors are described in CompDent Corporation's Annual Report on Form 10-K for the year ended December 31, 1997, and first, second and third quarter reports on Form 10-Q, all on file with the Securities and Exchange Commission.

EDITOR'S NOTE: This release is also available on the Internet at http://www.compdent.com